Exhibit (a)(1)(C)

Employee Name: _________________

LIONS GATE ENTERTAINMENT CORP.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

AND SHARE APPRECIATION RIGHTS

NOTICE OF CHANGE OF ELECTION

Instructions:

•	Note: You should use this form only if you previously filed an Election Form and Release Agreement (“Election Form”) with Lionsgate and you want to change the election you previously made as to one or more of your Eligible Options (as defined in the Election Form). If you complete and sign this form and Lionsgate receives your completed, signed form prior to the deadline indicated below, any election you make on Section A of this form to accept or reject the Offer as to a particular Eligible Option will supersede any prior election (whether on your Election Form or any prior Notice of Change of Election) you made as to that Eligible Option. Capitalized terms not defined in this Notice of Change of Election will have the meanings set forth in the Offer Circular (as defined below).

•	Before making any election to accept or reject the Offer, or changing any election you previously made with respect to the Offer, you should read the Offer Circular dated April 9, 2020 (the “Offer Circular”) that was previously provided to you. You may obtain an additional copy of the Offer Circular by contacting Adrian Kuzycz or Scott Sweeney at the e-mail addresses given below. The Offer Circular contains important information about the terms and risks of the Offer, and explains many of the terms used in this form.

•	If you want to use this form to change an election to accept or reject the Offer that you previously filed, please complete this form and return it to Lionsgate. You should return the form by e-mail (in portable document form (PDF) only) to:

Adrian Kuzycz

Executive Vice President and Associate General Counsel

e-mail: akuzycz@lionsgate.com

Scott Sweeney

Stock Plan Administrator

e-mail: ssweeney@lionsgate.com

•	For your Notice of Change of Election to be valid, you must submit a PDF of your completed, signed and dated election form prior to the deadline. We cannot accept election forms by e-mail in any other form, and we cannot accept election forms by any means of delivery other than by e-mail to one of the addresses identified above. Delivery will be effective only when the form is actually received by Lionsgate.

•	Lionsgate is not obligated to give you notice of any defects or irregularities in your elections on this form, nor will anyone incur any liability for failure to give any such notice. Lionsgate will determine, in its discretion, all questions as to the form and validity, including time of receipt, of elections. Lionsgate’s determination of these matters will be final and binding although participants in the Offer may challenge our determination in a court of competent jurisdiction.

•	If you need additional information, please read the Offer Circular or contact Adrian Kuzycz at akuzycz@lionsgate.com or Scott Sweeney at ssweeney@lionsgate.com. Please be sure to allow at least five (5) business days for us to respond to your request.

•	DEADLINE: For your Notice of Change of Election to be valid, we must receive this election form at our offices no later than 11:59 p.m. Eastern Time on May 7, 2020, unless we extend the deadline for the Offer.

Employee Name: _________________

A. Change of Election.

As to each of my Eligible Options identified below, I hereby make the election indicated below on the line corresponding to that Eligible Option to accept or reject the Offer as to that Eligible Option. (Complete the table and check the applicable box(es) for each option or share appreciation rights award subject to this Notice of Change of Election. Refer to the table of your Eligible Options included in Section A of your personalized Election Form and Release Agreement for the date of grant, exercise price and other information on your Eligible Options. You only need to list an Eligible Option if you want to change your election as to that Eligible Option. If you do not want to change your existing election as to a particular Eligible Option, you do not need to list that Eligible Option in the table below, and your existing election will continue to apply. As to each Eligible Option, we will rely on the last valid election that we receive from you before the Offer deadline):

Eligible Options Subject to this Notice of Change of Election

Date of Grant	Per Share Exercise Price*	Class of Common Shares	No. of Shares Originally Granted	No. of Shares Outstanding as of April 9, 2020**	Expiration Date	Number of New Options or SARs Offered	New Election to Accept or Reject the Offer
☐ Accept ☐ Reject
☐ Accept ☐ Reject
☐ Accept ☐ Reject
☐ Accept ☐ Reject

As to any Eligible Option not identified above (including as to any Eligible Option identified above as to which I have not indicated an election above to accept or reject the Offer), I hereby confirm my prior election (to accept or reject the Offer, as the case may be) as to that Eligible Option as set forth on my initial Election Form and as modified by any Notice of Change of Election form(s) I have signed and completed and which have been received by Lionsgate. If Lionsgate receives no valid election from me prior to the Offer deadline as to a particular Eligible Option, I will be deemed to have rejected the Offer as to that Eligible Option.

* Please note that stock options and share appreciation rights awards that have an exercise price that is less than the closing price of the applicable class of our common shares on the date the Offer expires will not be exchanged. Please see the Offer Circular for additional information.

** To the extent that any of your Eligible Options is subject to performance-based vesting requirements as of April 9, 2020, the number of shares shown in the table is subject to adjustment in accordance with the terms of the Eligible Option based on Lionsgate’s determination of performance for the applicable performance period.

Employee Name: _________________

B. Signature. By signing below, I hereby reaffirm, as though made as of the date hereof, the representations set forth in Section B of the Election Form I previously filed with Lionsgate and reaffirm my agreement to be bound by the terms of the release and other terms and conditions set forth in Section C of that Election Form with respect to any and all of my Eligible Options I have elected to exchange in the Offer. I understand that any of my Eligible Options I have not elected to exchange in the Offer will remain outstanding as described in the response to Question 15 in the Offer Circular.

This form must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be specified, and proper evidence of the authority of such person to act in such capacity must be submitted with this form.

Signature	Print Name	Date

FOR COMPANY USE ONLY Accepted and Agreed on Behalf of the Company: Lions Gate Entertainment Corp. (To be completed by Lionsgate after the Exchange to certify that the Exchange has been completed.)
________________________________	________________________________	_____________________
Signature	Title	Date

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